Exhibit 10.19
                              NHL Enterprises, Inc.
                            1633 Broadway, 40th Floor
                            New York, New York 10019
                               Tel: (212) 767-4600
                               Fax: (212) 767-4646

                            RETAIL LICENSE AGREEMENT
                            ------------------------

                                        No. 7304-US
                                        Date: September 21, 1993
Licensee: Pinnacle Brands, Inc.         Tel: (214) 601-7000
Address:  924 Avenue J                  Fax: (214) 601-7094
          Grand Prairie, Tx 75050       Attn: Jerry Meyer

          NHL ENTERPRISES, INC. ("NHLE") has the right to license for commercial purposes the use of certain properties of the National Hockey League ("NHL") and of the teams comprising said League ("Member Teams"), specifically -- the names, nicknames, slogans, symbols, logos, emblems, insignia, colors, uniform designs and other indicia of each of the Member Teams of the National Hockey League; the city or regional identification of each of the National Hockey League Member Teams in conjunction with their colors and an appropriate professional ice hockey reference; the name, initials, insignia, colors and other indicia of the National Hockey League, including the Conference and Division names and/or logos; the NHL All Star Game name, logo and colors; and the name and likeness of the Stanley Cup (the "NHL Marks"); and that except as stated in paragraph 3(a) hereinafter, no other entity has the right to license said NHL marks for such purposes.

          LICENSEE, whose full name and address are set forth above, desires to obtain the right from NHLE to utilize the NHL Marks in connection with the manufacture, distribution, sale and advertising of certain products specified hereinafter (the "Products") in accordance with the conditions and provisions set forth in this License Agreement.

          Therefore, in consideration of the promises, covenants and undertakings contained in this License Agreement, the parties hereto agree, as follows:

     1.   GRANT OF LICENSE.
          ----------------

          For purposes of this License Agreement, the definitions set forth in paragraph numbered 2 below or otherwise herein shall be applicable and controlling. Subject to such definitions, NHLE hereby grants to LICENSEE the non-exclusive right to use the NHL Marks in connection with the manufacture, distribution, sale and advertising of the Products throughout the Territory during the Term or any Renewal Term(s) in accordance with all of the provisions, conditions, and undertakings specified hereinafter in this Agreement.

          (a)  PRODUCT(S).  The Products are as follows:
               ----------

               Two-sided collectible player picture cards of current NHL players in uniform, not to exceed two and one half inches (2.5") by three and one half inches (3.5"). NHL Marks, including NHL team names, marks, logos and other indicia, will appear on the front and/or back of card. Depictions of individuals other than current NHL players require prior written approval by NHLE.

               LICENSEE will not sell, or permit the sale of, any uncut sheets of collectible player picture cards bearing any NHL Mark(s) manufactured by, for or on behalf of LICENSEE or otherwise in connection with this Agreement.

               Licensed brands: Score and Pinnacle (each, in a maximum of two series).

               LICENSEE will not manufacture, distribute, promote or sell, or permit the manufacture, distribution, promotion or sale of, any other brand of collectible player picture cards bearing any NHL Mark(s) hereunder or more than two series of any licensed brand.

               Notwithstanding any other provision hereof, LICENSEE understands and agrees that it is LICENSEE's responsibility to secure whatever rights may be required for the use of the names, signatures, likenesses, statistics, and/or voices






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
               of any individual or group of player(s), and/or any other proprietary matter which is not owned or controlled by NHLE, in connection with the Products. LICENSEE further understands and agrees that neither the execution hereof nor any grant of approval hereunder nor any other act or omission by NHLE shall operate or be construed as a grant by NHLE of any such rights or as approval by NHLE of the use of any such names, signatures, likenesses, statistics, voices or other proprietary matter in connection with the Products in the event LICENSEE shall not have secured such rights.

          (b)  TERRITORY.  The Territory is the United States and Canada,
               ---------
               including their territories and possessions and their Armed Forces or similar Exchange Services.

          (c)  TERM.  The Term hereof shall be for the period commencing on July
               ----                                                         ----
               1, 1993 and terminating on June 30, 1998.  Notwithstanding any
               -------                    -------------
               other provision hereof, there shall not be any Renewal Term(s) hereunder.

          (d)  LICENSEE PAYMENTS.  In consideration for the rights herein
               -----------------
               granted to LICENSEE, LICENSEE shall pay to NHLE the following:

               (i)  Royalty Rate:  LICENSEE will pay NHLE, at such times and
                    ------------
                    otherwise as specified herein, a Royalty Payment in an amount equal to the Royalty Rate of ** times Net Sales. LICENSEE agrees that Royalty Payments with respect to Net Sales of rebagged product will be made on the basis of a price per card equal to the normal invoiced selling price per card otherwise sold at wholesale (regardless of any lower price per card that any rebagger

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** Confidential information deleted.









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
                    may pay therefor), and at the Royalty Rate specified in the immediately preceding sentence.

              (ii)  Advance and Guaranteed Minimum Payments:  LICENSEE shall
                    ---------------------------------------
                    make Guaranteed Minimum Payments of ** per License Year in U.S. dollars of NHLE on or before the dates specified in the schedule below, which payments shall be credited against Royalty Payments due NHLE hereunder. Non-Refundable Advance Payment due to NHLE upon execution: **.

                    Remainder of Guaranteed Minimum Payments to be paid to NHLE as follows:
                     AMOUNT                         DUE DATE
                     ------                         --------

                     for the License Year 7/1/93
                     through 6/30/94 (in addition
                     to the Advance):

                     **                             on or before 10/20/93
                     **                             on or before 1/20/94

                     **                             on or before 4/20/94

                     for the License Year 7/1/94
                     through 6/30/95:

                     **                             on or before 10/20/94
                     **                             on or before 1/20/95

                     **                             on or before 4/20/95


                     for the License Year 7/1/95
                     through 6/30/96:

                     **                             on or before 10/20/95
                               **                  on or before 1/20/96

                               **                  on or before 4/20/96

___________
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                                        4
                               for the License Year 7/1/96
                               through 6/30/97:

                               **                  on or before 10/20/96

                               **                  on or before 1/20/97
                               **                  on or before 4/20/97

                               for the License Year 7/1//97
                               through 6/30/98:

                               **                  on or before 10/20/97

                               **                  on or before 1/20/98
                               **                  on or before 4/20/98

             TOTAL: **
                    -------------

          (e)  EXPORT LICENSE.  NHLE agrees to consider any written request by
               --------------
               LICENSEE to sell any Product outside the Territory; provided,
                                                                   --------
               however, that NHLE shall not be required to allow any such sales
               -------
               outside the Territory; provided, further, that any such sales
                                      --------  -------
               outside the Territory must be pursuant to an export license agreement in NHLE's standard form, which would be executed by LICENSEE and NHLE if NHLE agrees to allow such sales outside the Territory and LICENSEE and NHLE agree regarding the term, territory, advance and guaranteed minimum payments and royalty rate to be specified in such export license agreement.

          (f)  OTHER NHLE TRADING CARD LICENSEES.  NHLE agrees that, in the
               ---------------------------------
               event that it enters into or amends any license agreement with Leaf, Inc., The Topps Co., Inc. or The Upper Deck Company with respect to the sale, in the Territory, of products that are the same as the Products, whose term commences on or around July 1, 1993, and such license agreement provides for a royalty rate or an annual

________________
** Confidential information deleted.

               average of aggregate advance and guaranteed minimum payments that is more favorable to such licensee than the Royalty Rate or annual average of aggregate Guaranteed Minimum Payments (which includes the Advance), respectively, hereunder (and in each such event), then NHLE shall provide LICENSEE with prompt written notice of such more favorable royalty rate or annual average, and the Royalty Rate or annual average of aggregate Guaranteed Minimum Payments hereunder (as the case may be) shall automatically be adjusted so as to be on parity with such more favorable royalty rate or annual average as of the time such more favorable royalty rate or annual average becomes effective.

          (g)  OTHER TRADING CARD LICENSOR.  LICENSEE agrees that,
               ---------------------------
               notwithstanding any other provision hereof (including paragraph 1(f)), in the event that, at any time, royalties payable by LICENSEE to Major League Baseball Properties, Inc. ("MLBP") (or any affiliate thereof), pursuant to any license agreement between LICENSEE and MLBP (or any such affiliate) with respect to the sale, in the Territory, of products that are comparable to the Products, are payable at a royalty rate which exceeds the Royalty Rate hereunder (and in each such event), then LICENSEE shall provide NHLE with prompt written notice of such royalty rate, and the Royalty Rate hereunder shall automatically be adjusted so as to be on parity with such royalty rate as of the time such royalty rate so exceeds the Royalty Rate hereunder.

     STANDARD TERMS AND CONDITIONS
     -----------------------------

     2.   DEFINITIONS.
          -----------

          (a)  "Territory" -- the geographical area in which LICENSEE is
                ---------
               authorized to use the NHL Marks -- is specified in paragraph 1(b) above.

          (b)  "License Year" means the period commencing on the first day of
                ------------
               the Term and on each following July 1st and ending on the following June 30th during the Term or any Renewal Term(s).




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


          (c)  "Term" -- the period during which this License Agreement is in
                ----
               effect whether or not it is renewed -- is set forth in
               paragraph 1(c) above.  "Renewal Term(s)," if any is/are specified
                                       ---------------
               herein, are those License Year(s) immediately following the last
               License Year of the Term or any prior Renewal Term as to which LICENSEE's option to renew was exercised.

          (d)  "Product(s)" are identified in paragraph 1(a) above, and become
                ----------
               "Licensed Product(s)" when LICENSEE applies or uses the licensed
                -------------------
               NHL Marks strictly in accordance with the provisions, conditions and undertakings set forth in this License Agreement.

          (e)  "Premiums" means any product, including but not limited to
                --------
               Licensed Product(s), sold at any price or given away for the purpose of promoting, publicizing or increasing the sale of any other product or service, including but not limited to incentives for a sales force or distributorship(s), or for trade or consumer promotions.

          (f)  "Licensed Sales" means the sale of Licensed Products directly to
                --------------
               or for retail outlets, mail order or catalogs, including electronic and video marketing entities, where the Licensed Products are ultimately sold to consumers. Licensed Sales do not include the sale of Licensed products as Premiums, which require separate agreements executed by NHLE with both the manufacturer and user of the premium.

          (g)  "Net Sales" means the gross amount of Licensed Sales of Licensed
                ---------
               Products in U.S. dollars at the invoiced selling price net normal and reasonable quantity discounts and returns for credit; no deductions shall be made for cash discounts, for costs incurred in manufacturing, selling distributing, advertising (including cooperative and promotional allowances), or for uncollectible accounts.

          (h)  "Royalty Payment" is the Royalty Rate specified in
                ---------------
               paragraph 1(d)(i) above times Net Sales of


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
               Licensed Products, calculated and payable quarterly in U.S. dollars to NHLE.

          (i)  "Guaranteed Minimum Payment" -- the minimum amount of Royalty
                --------------------------
               Payment in U.S. dollars which LICENSEE shall pay during each License Year, irrespective of the amount of Net Sales actually made during such period -- is specified in paragraph 1(d)(ii) above.

          (j)  "Advance" -- the amount of the Guaranteed Minimum Payment in U.S.
                -------
               dollars which LICENSEE shall remit to NHLE upon the signing of this License Agreement by LICENSEE -- is specified in paragraph 1(d)(ii) above.

     3.   LIMITATIONS OF LICENSE.
          ----------------------

          In addition to the provisions, conditions and undertakings set forth in other paragraphs herein, the license granted to LICENSEE is subject to the following understandings, limitations and conditions:

          (a) Each NHL Member Team has retained the right to license its own marks individually for products other than jackets, replica jersey/sweaters and trading cards; the sale of Member-Team-licensed products generally shall be restricted to within a seventy-five mile radius of the Member Team's home arena, and no such local license by any Member Team may be granted to LICENSEE for the Products.

          (b) This license to use the NHL Marks does not constitute and may not be used to imply the endorsement of the Licensed Product(s) or any other product of LICENSEE, and the NHL Marks are not licensed herein as certification marks or an indication of a particular standing of quality.

          (c) LICENSEE may not sell, distribute or make available Licensed Products as Premiums without a prior written license agreement from NHLE. In the event such a license is granted to LICENSEE,

               (i) the Licensed Products may only be sold to a user specifically approved and licensed by

                    NHLE for such purpose pursuant to a separate agreement and

              (ii) LICENSEE shall offer to sell the Licensed Products to such user at a price per unit not to exceed the price per unit typically offered to LICENSEE's most preferred distributors of such Licensed Products net such quantity discounts as are typically offered to such distributors on orders of similar quantities of such Licensed Products.

               NHLE agrees to recommend its trading card licensees (collectively) to its promotional licensees when its promotional licensees seek to employ hockey trading cards in their licensed promotions.

          (d) The Licensed Products shall not knowingly be sold or distributed for retail sale in combination with any other product for a single price to the exclusion of the opportunity to purchase the Licensed Products separately.

          (e) LICENSEE will not sell the Licensed Products to parties whom it knows or reasonably should know will resell or distribute the Licensed Products outside the Territory.

          (f) The license is personal to LICENSEE and LICENSEE shall not assign, transfer or sub-license any or all of the rights granted herein to any third party without the prior written consent of NHLE. LICENSEE shall not pledge or encumber this license as security or collateral for any obligation of LICENSEE.

          (g) No use of the NHL Marks shall be preprinted by LICENSEE on its stationery, envelopes, business cards, invoices, statements, packing slips or other similar documents or materials unless approved in advance by NHLE.

          (h) LICENSEE shall not purchase or otherwise obtain the Licensed Products it is authorized to sell under this Agreement from any other entity without the prior written consent of NHLE, unless such other entity enters into a written agreement with LICENSEE, in the form attached as Exhibit A, which agreement limits said other entity's rights solely to supplying LICENSEE with Licensed Products pursuant to the written agreement.

          (i) LICENSEE agrees that it will cause to appear conspicuously, indelibly and legibly on each of the Licensed Product(s) and on all advertising material, tags, labels and devices bearing any of the NHL Marks, such proper trademark, copyright or other notices of property right in the NHL Marks or other material as may reasonably be designated by NHLE, in each case no smaller than any similar notice of property right of any third party with respect to the Licensed Product(s) or other similar material as may be designated by any third party. In addition, LICENSEE shall place a notice as reasonably requested by NHLE that the Licensed Products are genuine merchandise officially licensed and that the NHL Marks may not be used or reproduced in any manner without the prior written consent of NHLE.

          (j) In the event LICENSEE uses photographers or artists to create and/or design graphics for the Licensed Products, LICENSEE shall either use personnel within its employ so such work qualifies as a "work for hire" under the Copyright Act (17 U.S.C.), or, if LICENSEE engages personnel under conditions which do not give rise to such a "work for hire," LICENSEE shall obtain an assignment to LICENSEE of copyright rights or otherwise ensure that, throughout the Term and any Renewal Term(s), it has the right to use such photographs or graphics for the Licensed Products and such right does not conflict with any agreement to which it is a party.

          (k) LICENSEE further agrees that it will not apply for nor seek to obtain trademark, copyright or any other property right in the NHL Marks. NHLE, NHL, and/or any or all of its Member Teams, jointly and severally, may, at their option, apply for and obtain in any or all of their own names trademark, copyright or other property right protection for the NHL Marks or other matter furnished or provided by NHLE for the Licensed Product(s). Upon request, LICENSEE will furnish necessary specimens or facsimiles for such purpose free of cost, as well as evidence of the date of first shipment or sale of each Licensed Product(s) in commerce and also, if earlier, in intrastate commerce. Notwithstanding the foregoing provisions of this paragraph 3(k), LICENSEE may retain or apply for or seek (as the case may be): (i) trademark or similar property rights in marks or names used for the Licensed Products, provided that said marks or names shall not comprise or incorporate any of the NHL Marks ("Licensee Marks" (however, "Licensee Marks" shall not include LICENSEE's primary brand names, e.g., SCORE, PINNACLE, or subset or secondary marks which
                      ---
               are not used initially by LICENSEE in connection with NHLE Licensed Products)); (ii) copyright or similar property rights in the Licensed Products, provided that to the extent, if any, said copyrights or similar property rights comprise or incorporate any of the NHL Marks, neither LICENSEE nor any successor will claim any right, title or interest in such NHL Mark(s). LICENSEE shall enjoy all rights of ownership of Licensee Marks, except that LICENSEE shall have no right to use a Licensee Mark on products or services not under license from NHLE, if such use shall suggest that such products or services are approved, sponsored or licensed by NHL or its Member Teams. The burden of establishing that any such use so suggests shall be NHLE's.

          (l) If demanded by LICENSEE, NHLE shall undertake to procure and obtain in its own name, or the name of the National Hockey League or any or all of its Member Teams, trademark, copyright, design patent or other property right protection of the NHL Marks or other matter (furnished or provided by NHLE or LICENSEE) for the Licensed Product(s) at LICENSEE's expense, including reasonable attorneys' fees.

          (m) LICENSEE agrees that if LICENSEE receives knowledge of any manufacture or sale by anyone other than LICENSEE of products licensed under this License Agreement or of such products as





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
               would be confusingly similar in the minds of the public and which bear or are promoted in association with the NHL Marks under this License Agreement, or any names, symbols, emblems, designs or colors which may be confusingly similar in the minds of the public to such NHL Marks, LICENSEE will call such fact to the attention of NHLE. In regard to such rights which are NHLE's, NHLE shall then have the exclusive right in its sole discretion to prosecute any such manufacture or sale, either in its own name or the name of the National Hockey League and/or one or more of its Member Teams, and LICENSEE shall reasonably cooperate and assist in the prosecution of any such action. If demanded by NHLE, LICENSEE shall join in or reasonably cooperate in the prosecution of any such action as may be instituted by NHLE; all such prosecution shall be at NHLE's expense, including reasonable attorneys' fees. The proceeds recovered in any such prosecution in the form of damages, profits or other recovery shall belong solely to NHLE. LICENSEE shall not commence any action of its own to restrain or recover damages for any alleged infringements of the NHL Marks licensed to it herein without first obtaining express written permission to do so from NHLE.

          (n) LICENSEE will not knowingly or materially harm, misuse or bring into disrepute the NHL Marks, their reputation or that of their owners.

          (o) LICENSEE acknowledges that except as expressly provided herein, there is no right to renew this License Agreement, and no options to extend this License Agreement have been granted or are implied hereunder.

          (p) LICENSEE will manufacture, sell and distribute the Licensed Product(s) in an ethical manner and in accordance with the terms and intent of this License Agreement.

          (q) LICENSEE will not incur or create any expenses chargeable to NHLE, NHL or its Member Teams without the prior written approval of NHLE.

          (r) LICENSEE will take all reasonable steps to ensure that it will have all necessary permits, authorizations, approvals and consents required to manufacture, sell and distribute the Licensed Product(s) hereunder.

          (s) LICENSEE will comply with all laws and regulations relating or pertaining to the manufacture, sale, advertising or use of the Licensed Product(s), shall maintain high quality and standards commensurate with LICENSEE's market, and shall comply with any regulatory agencies which shall have jurisdiction over the Licensed Product(s).

          (t) During the Term, any Renewal Term(s) and the two year period following expiration or termination of this License Agreement, LICENSEE and NHLE will not disclose any confidential and non-public information which if acquires from the other during the Term or any Renewal Term(s) hereof, except as required by law or in the ordinary course of business to an affiliate (which, in the case of NHLE, includes the NHL and the Member Teams) that agrees to be bound by the foregoing confidentiality requirement. The foregoing obligations in this paragraph 3(t) shall not apply to information that has become public or generally known within the trading card industry other than as the result of disclosure of such information by either party in breach of its obligations to the other under this paragraph 3(t).

     4.   REPORTS AND PAYMENTS.
          --------------------

          On or before the twentieth (20th) day following each quarter of the Term or any Renewal Term(s), LICENSEE shall deliver to NHLE, or in accordance with written instructions given to LICENSEE by NHLE, a full and accurate statement showing, by country, brand and series, the quantity, description and Net Sales (including gross sales and all deductions made therefrom in calculating Net Sales) of each of the Licensed Products sold or distributed during such quarter, with sales and distributions, if any, of rebagged product separately described and accounted for, on forms to be furnished by NHLE. Simultaneously with the delivery of such statement, LICENSEE shall remit the Royalty Payment due on Net Sales for each such quarter by check or electronic transfer payable to "NHL Enterprises, Inc." and delivered directly to NHLE (or in accordance with its instructions). Such statements shall be delivered whether or not they reflect any Net Sales of Licensed Products. If the amount of Royalty Payments of Net Sales paid to NHLE during any License Year shall be less than the Guaranteed Minimum Payment due, pursuant to Section 1(d)(ii), for such License Year, the balance shall be paid to NHLE (or in accordance with its written instructions) within twenty (20) days after the end of such License Year. Receipt and acceptance by NHLE or any agent of NHLE of any statement furnished by LICENSEE or Royalty Payments paid hereunder shall not preclude NHLE from questioning the correctness thereof at any time within three (3) years from the end of the License Year to which such statement relates (or, if later, within three (3) years from the date or receipt by NHLE of such statement); in the event any errors are disclosed, such statements shall be rectified and any differences in Royalty Payments remitted within ten (10) days to NHLE (or in accordance with its written instructions). LICENSEE acknowledges that time is of the essence in making payments. If any payments to NHLE (or in accordance with its written instructions) are not remitted on the date due, LICENSEE shall pay interest at the rate of one percent (1.0%) per month from such date until payment thereof is made. If requested by NHLE, LICENSEE at its own expense shall provide NHLE within sixty (60) days of the end of each License Year a detailed statement for such License Year, certified by an independent certified public accountant approved by NHLE, showing, by country, brand, and series, the Net Sales (including gross sales and all deductions made therefrom in calculating Net Sales) of each Licensed Product sold or distributed by LICENSEE during such year, together with a computation of Royalty Payments on Net Sales due NHLE for such year. Statements and payments due hereunder shall be deemed to be delivered and made upon receipt.

     5.   CATALOG CONTRIBUTIONS.
          ---------------------

          NHL shall have the right but not the obligation to publish catalogs, sales sheets and brochures ("Catalogs") during any License Year in order to promote the sale of Licensed Products. The format and style of any such Catalog will be in NHLE's sole discretion. LICENSEE undertakes (i) to contribute to each such Catalog by furnishing, free of charge, such samples, artwork, photography and the like as may be available to it and reasonably requested, and
(ii) to participate in each such Catalog and pay for a minimum of one page at NHLE's prevailing rate (not to exceed a total of ** during any License Year) to cover the cost of such publication, including distribution costs to retailers, wholesalers, mail order houses and other outlets


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
for Licensed Products. The payment by LICENSEE for such participation will be in addition to any Advances, Guaranteed Minimum Payments and Royalty Payments due NHLE as specified herein.

     6.   BOOKS AND RECORDS.
          -----------------

          LICENSEE agrees to keep accurate books of account and records covering all transactions relating to this License. NHLE and its duly authorized representative shall have the right at all reasonable hours of the day upon reasonable advance written notice to examine and audit such books of account and records and all other documents and material in LICENSEE's possession or


_________________
** Confidential information deleted.




under its control with respect to the subject matter and terms of this License Agreement, and shall have free and full access thereto for such purposes. All such books of account and records shall be kept available (including after expiration or termination of this License Agreement) for, with respect to any transaction, at least three (3) years from the end of the License Year in which such transaction occurred (or, if later, three (3) years from the date of receipt by NHLE of a statement with respect to such transaction). LICENSEE will designate a symbol or number which will be used exclusively in connection with Licensed Products and with no other articles which LICENSEE may manufacture, sell, or distribute. In the event that an audit by NHLE reveals an underpayment by LICENSEE, LICENSEE shall immediately upon demand remit payment to NHLE (or in accordance with written instructions given to LICENSEE by NHLE) in the amount of such underpayment plus interest calculated at the rate of one percent (1.0%) per month from the date such payment was actually due until the date such payment is made. LICENSEE shall reimburse NHLE for the entire costs and expenses of such audit if the underpayment is two percent (2%) or more than the amount required to be paid to NHLE for the applicable License Year.

     7.   QUALITY CONTROL OF LICENSED PRODUCTS.
          ------------------------------------

          LICENSEE agrees that the Licensed Product(s) shall be of high standard and of such style, appearance and quality as


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
shall be adequate and suitable to their promotion, distribution and sale to the best advantage of LICENSEE, NHLE, NHL and its Member Teams. To this end LICENSEE shall perform as follows:

          (a) Before selling or distributing any of the Licensed Product(s), LICENSEE shall submit without charge samples of each such Licensed Product, including all styles, colors and variations and all proposed verbiage to be included thereon, together with its cartons and containers, including packaging and wrapping material, hangtags and labels (the "Related Materials"), for NHLE's written approval in accordance with procedures specified hereafter. Licensee shall submit for review all Licensed Products and Related Materials at each of the following stages of production: 1) base art and product concepts; 2) pre-production computer generated color proofs; 3) post production finished products suitable for retail sale. The samples of Licensed Products and Related Materials submitted by LICENSEE for quality control purposes shall be delivered directly to NHLE at its address specified first above or in accordance with written instructions given by NHLE. The quality and style of each such Licensed Product and its Related Materials shall be subject to NHLE's prior approval. In the event that any item submitted to NHLE shall not have been approved, disapproved or otherwise commented upon within ten (10) business days after receipt thereof by NHLE, then LICENSEE shall have the right to so notify NHLE of such fact by telegram or telefax message. In the event that NHLE fails to then approve, disapprove or otherwise comment upon the submitted items within three (3) business days after receipt by it of such communication, any items so submitted by LICENSEE shall be deemed to have been approved. LICENSEE shall, in addition, thereafter furnish to NHLE free of cost for its prior written approval six (6) production samples of each such Licensed Product, together with their Related Materials, within fifteen (15) days of the start of each License Year that this License Agreement is in effect.

          (b) After samples of each Licensed Product(s) and Related Materials have been approved pursuant to this paragraph, LICENSEE shall not depart therefrom in any material respect without NHLE's prior written consent.

          (c) NHLE shall have the right to withdraw its approval of approved samples of Licensed Products and Related Materials if the quality of any such item ceases to be reasonably acceptable or in the event of some factor which, in NHLE's reasonable opinion, has a material adverse reflection upon the professional, business or personal reputation of NHL, its Member Teams or NHLE.

          (d) Subject to the terms and conditions hereof, LICENSEE may utilize the NHL Marks for such selling, advertising, promotional and display materials for the Licensed Product(s) as in its judgment will best promote the sale of said Licensed Product(s). LICENSEE agrees that it will not use the NHL Marks or any reproduction thereof in any advertising, promotional or display material or in any other manner without NHLE's prior written approval. In the event that any advertising, promotional or display material submitted to NHLE shall not have been approved, disapproved or otherwise commented upon within ten (10) business days after receipt thereof by NHLE, then LICENSEE shall have the right to so notify NHLE of such fact by telegram or telefax message. In the event that NHLE fails to then approve, disapprove or otherwise comment upon the submitted items within three (3) business days after receipt by it of such telegraphic or telefax communication, any items so submitted shall be deemed to have been approved. Prior to use by LICENSEE, six (6) production copies of all such advertising, promotional and display materials will be furnished to NHLE free of charge.

     8.   PRODUCT DESTRUCTION.
          -------------------

          At the conclusion of each License Year (and upon expiration or termination of this License Agreement), LICENSEE will be required to destroy all uncut sheets, works in process and production plates related to Licensed Products relating to such License Year and to present NHLE with a certificate attesting to such, provided that LICENSEE may retain small quantities of uncut sheets for archival, security and quality control purposes. LICENSEE shall not manufacture Licensed Products relating to any License Year following the conclusion of such License Year (e.g., 1993 Pinnacle brand hockey
                                               ---
trading cards after June 30, 1994).

     9.   PROMOTIONAL SUPPORT OF NHL TEAMS AND
          DISTRIBUTION OF LICENSED PRODUCTS
          ------------------------------------

          (a) LICENSEE undertakes to support the National Hockey League and its Member Teams by supplying to NHLE free of charge (and royalty) no less than ten (10) cases of each Licensed Product per License Year as samples. Such free samples will be distributed by NHLE to NHL and/or the Member Teams directly or used by NHLE in its discretion for promotions directly benefiting the Member Teams. In addition to supplying such samples of Licensed Products free of charge, LICENSEE also undertakes to supply NHLE at NHLE's expense samples of Licensed Products at LICENSEE's lowest normal wholesale price in such quantities as requested by NHLE for the Member Teams for arena use or for promotions authorized by NHLE.

          (b) LICENSEE may donate to charity up to ten (10) cases per Licensed Product per License Year without royalties being owed with respect thereto, provided it provides written notice to NHLE of each donation.

          (c) LICENSEE will use its best efforts to sell Licensed Products to retail outlets owned and/or operated by NHL Member Teams: i) at the lowest minimum quantities; ii) at the lowest prices normally charged by LICENSEE to any other third party; and iii) at the most advantageous credit terms and return privileges offered by LICENSEE to any other third party; LICENSEE also agrees to deliver new styles or designs or Licensed Products to retail outlets owned and/or operated by NHL Member Teams on a prompt and timely basis, and in no event later than to outlets not owned and/or operated by NHL Member Teams, provided orders have been placed with LICENSEE for said new styles or designs by said NHL Team Outlets on as timely as basis as those orders placed by other outlets and provided said NHL Team Outlets are current with respect to payments to LICENSEE.

          (d) LICENSEE undertakes to sell, distribute, and supply, within the Territory, the Licensed Products in such manner as may be required to meet the competition by manufacturers of similar articles. LICENSEE further undertakes to use its best efforts to make and maintain adequate arrangements for the broadest possible distribution of Licensed Products throughout the Territory through regular channels of distribution consistent with Licensed Sales, including but not limited to: companies selling through mail order catalogs; companies consisting of or operating groups of stores or department stores commonly known as "chains;" independently run stores; and wholesale distributors selling to retail outlets. LICENSEE agrees to maintain adequate inventories of the Licensed Products as an essential part of its distribution program. LICENSEE will not sell Licensed Products to any retail outlet within any area to the exclusion of other retail outlets that may desire to purchase Licensed Products and whose credit rating and sales merchandising policies warrant such sales. In the event LICENSEE sells or distributes other merchandise of the same grade and quality as the Licensed Products, but which do not bear any of the NHL Marks, LICENSEE will not discriminate in the granting of commissions and discounts to salesmen, dealers and distributors for the Licensed Products.

          (e) LICENSEE agrees to meet with NHLE and provide, within ten (10) days of the beginning of each License Year, a comprehensive and detailed marketing and business plan setting forth:

               (i) planned programs and expenditures for such License Year with respect to advertising and promotion of the Licensed Products;

              (ii)  sales goals and estimates for such License Year; and

             (iii) actual programs, expenditures and sales for the immediately preceding License Year.

               During each meeting between LICENSEE and NHLE held pursuant to the immediately preceding sentence, LICENSEE shall also review with NHLE LICENSEE's planned programs and expenditures for the three (3) year period commencing with such License Year (or, if fewer than three (3) years remain in the Term, through the end of the Term) (in detail, in the case of such License Year and, in outline form, in the case of the remainder of such three (3) year (or lesser) period) with respect to advertising and promotion of the Licensed Products.

               LICENSEE further agrees to meet with NHLE, within ten (10) days of the beginning of each quarter of each License Year, to discuss with NHLE the status of the items set forth in this subparagraph (e) above.

               LICENSEE further agrees that NHLE shall have the right to comment on any such planned programs and expenditures (for any such quarter, License Year or three (3) year (or lesser) period) and that LICENSEE shall give such comments due consideration, it being understood and agreed that a significant commitment by LICENSEE to advertising and promotion of the Licensed Products is required in order to exploit fully the potential market for the Licensed Products.

               LICENSEE acknowledges and agrees that each of the foregoing provisions of paragraph 9 are material provisions of this License Agreement, it being understood that meeting deadlines shall not be breached if they are substantially complied with.

     10.  GOODWILL.
          --------

          LICENSEE recognizes the great value of the reputation and goodwill associated with the NHL Marks and, in such connection, acknowledges that such goodwill exclusively belongs to NHL and its Member Teams, that LICENSEE's use of the NHL Marks will inure to the benefit of NHL and its Member Teams, and that the NHL Marks have acquired a secondary meaning in the mind of the purchasing public related to NHL and its Member Teams. LICENSEE further recognizes and acknowledges that a breach by

LICENSEE of any of its covenants, agreements or undertakings hereunder will cause immediate irreparable damage which cannot be readily remedied in damages in an action at law, and which, in addition thereto, constitutes an infringement of rights in the NHL Marks, thereby entitling NHLE, NHL and its Member Teams to equitable remedies, costs and damages, including reasonable attorneys' fees.

     11.  INDEMNIFICATIONS.
          ----------------

          (a) LICENSEE hereby indemnifies and agrees to hold harmless NHLE, NHL, its Member Teams and their agents, servants, employees, officers, directors and other officials from any loss, liability, damage, cost or expense (including reasonable attorneys' fees), arising out of the manufacture, distribution, advertising, promotion, offering for sale and sale of the Licensed Products including without limitation any claims or suits against any of them by reason of or alleging any unauthorized or infringing use by LICENSEE of any patent, process, trade secret, copyright, trademark, or publicity right or other similar property (other than the NHL Marks covered by this Agreement) or any alleged defects (design, manufacturing, handling or other) or inherent dangers in said Licensed Product(s) or the use thereof. LICENSEE agrees to obtain, prior to the commencement of the Term hereof, at its own expense, product liability insurance on an occurrence basis providing adequate protection for NHLE, NHL, its Member Teams and their agents, servants, employees, officers, directors and other officials and LICENSEE against any such claims or suits in amounts no less than $3,000,000 per claim or suit.

               Within thirty (30) days from the commencement of the Term hereof, LICENSEE will submit to NHLE a fully paid policy or certificate of insurance from a New York admitted carrier with a Best's rating of no less than AXI naming NHLE, NHL, its Member Teams and their agents, servants, employees, officers, directors and other officials as an insured party, providing that coverage shall extend to all claims or suits arising out of the use of Licensed Product(s) manufactured or sold under this Agreement, no matter when such claim or suit may be asserted, and further providing that the insurer shall not terminate or materially modify such coverage without written notice to NHLE at least twenty (20) days in advance thereof, and that if it terminates or materially modifies such coverage, NHLE will have the option to pay the premiums necessary to maintain or continue such insurance in effect and obtain reimbursement from LICENSEE. LICENSEE agrees to provide NHLE with renewal policies or certificates of insurance in accordance with the terms hereof, on an annual basis, covering all periods through the expiration of this Agreement.

          (b) NHLE hereby indemnifies and agrees to hold harmless LICENSEE and its agents, servants, employees, officers and directors from any loss, liability, damage, cost or expense (including reasonable attorneys' fees) arising out of any claim that the use of the NHL Marks pursuant to this License Agreement violates or infringes upon any trademark, copyright or other similar right of any third party in or to the NHL Marks.

          (c) The indemnifications provided for herein are conditioned upon the indemnified party's furnishing the indemnifying party with prompt written notice of any such claim or suit and upon the indemnified party's furnishing of reasonable cooperation and witnesses, if necessary, in defense of such claim or suit. In such event, the indemnifying party shall have the option and right to undertake and conduct the defense of any such claim or suit.

     12.  TERMINATION.
          -----------

          (a) NHLE shall have the right to terminate this License Agreement without prejudice to any rights which it may have, whether in law, or in equity, or otherwise, upon the occurrence of any one or more of the following events (herein called "defaults"):

               (i) If any governmental agency finds that the Licensed Product(s) are defective in any way, manner or form (it being understood and agreed that LICENSEE shall provide NHLE with prompt notice of any such finding), and such defect shall not have been remedied to NHLE's satisfaction within 30 days of such finding;

              (ii) If LICENSEE distributes, sells or offers to sell any Licensed Products not made in conformity to the provisions of Paragraph 7 of this Agreement and such nonconformity shall not have been remedied to NHLE's satisfaction within 30 days after written notice of such nonconformity by NHLE to LICENSEE, of if LICENSEE distributes, sells or offers to sell any merchandise bearing a copy or simulation of any NHL Mark other than the Products;

             (iii) If LICENSEE shall be unable to pay its debts when due, or shall make any assignment for the benefit of creditors, or shall file any petition under the bankruptcy or insolvency laws of any nation, jurisdiction, county or place, or shall have or suffer a receiver or trustee to be appointed for its business or property, or be adjudicated a bankrupt or an insolvent;

              (iv) In the event that LICENSEE does not commence in good faith to manufacture, distribute and sell each Licensed Product throughout the Territory within sixty (60) days of the commencement of the Term hereof; or

               (v) If there is a change in more than fifty percent (50%) ownership or controlling interest of LICENSEE or a material change in management of LICENSEE.

          (b) In the event LICENSEE violates, breaches or defaults in performing any of the provisions of this License Agreement other than those identified in provision 12(a) above, and does not fully cure such violation, breach or default within thirty (30) days after notice from NHLE (unless such violation, breach or default is of any payment obligation, in which case LICENSEE shall have only ten (10) days after notice from NHLE to fully cure), this License Agreement shall automatically terminate. In the event of any termination pursuant to paragraph 12(a) or (b), LICENSEE shall pay NHLE within thirty (30) days of such termination without further demand all amounts then due NHLE and also shall pay therewith as liquidated damages all amounts still due NHLE as Guaranteed Minimum Payment for the remainder of the then current License Year. If such payments are not remitted when due, LICENSEE consents to the entry of judgment for such amount by a court having jurisdiction over LICENSEE or any of its assets. In addition, NHLE shall be entitled to sue for injunctive relief and other consequential damages, including reasonable attorneys' fees incurred by NHLE, NHL and/or its Member Teams as a result of any such violation, breach or default by LICENSEE.

          (c) It is agreed and recognized that the nature of the business of NHLE, NHL and its Member Teams requires great public respect for and trust in the reputation and integrity of NHL and its Member Teams. Accordingly, it is agreed that in the event of some unanticipated factor, development or event which, in NHLE's reasonable opinion, causes continued association of NHL and/or its Member Teams with LICENSEE or the Licensed Products to have a materially adverse reflection upon NHL or its Member Teams, NHLE may terminate this License unilaterally by written notice to LICENSEE, provided, however, that, if, in NHLE's reasonable opinion, such factor and materially adverse reflection are susceptible to being cured, NHLE may not terminate this License unless such factor and materially adverse reflection shall not have been cured to NHLE's satisfaction within thirty (30) days after written notice to LICENSEE. In the event of such termination, LICENSEE shall be excused from all further (but not past due or subsequently earned) royalty obligations; the pro-rated amount of any minimum guarantee paid in advance will be refunded to LICENSEE; and NHLE will, in the event it cannot approve distribution of the remainder of LICENSEE's inventory and work in process, reimburse LICENSEE for its expenses of salvage or, for unsalvageable products, for

               LICENSEE's cost of manufacturing or acquiring the same.

          (d) In the event of termination of this License Agreement pursuant to paragraph 12 hereof, LICENSEE will refrain from further use of the NHL Marks or any further reference to all or each of them, direct or indirect, or any simulation of the NHL Marks. LICENSEE agrees that the NHL Marks possess a special, unique and extraordinary character which makes difficult the assessment of the monetary damage sustained by unauthorized use. LICENSEE recognizes that irreparable injury would be caused by unauthorized use and agrees that injunctive and other equitable relief would be appropriate in the event of a breach of this License Agreement, provided, however, that such remedy shall not be exclusive of other legal remedies otherwise available to NHLE, NHL and/or its Member Teams.

     13.  FINAL STATEMENT.
          ---------------

          LICENSEE shall deliver, as soon as practicable, to NHLE, following expiration or termination of this License Agreement, a statement indicating the number and description of Licensed Product(s) on hand. Following expiration of this License Agreement, LICENSEE may manufacture no more Licensed Product(s) in association with the NHL Marks but may continue to distribute and sell its remaining inventory for a period not to exceed one hundred twenty (120) days following such expiration, subject to payment of applicable royalties thereto, provided, however, that LICENSEE shall have no such right if this License Agreement is terminated pursuant to paragraph 12. Following expiration or termination of this License Agreement for whatever reason, LICENSEE agrees to make no use of the NHL Marks whatsoever, either in or on products or in advertising, publicity, promotional or display materials, other than as specifically permitted pursuant to the immediately preceding sentence. NHLE shall have the right to conduct a physical inventory in order to ascertain or verify such inventory and/or statement. In the event LICENSEE refuses to permit NHLE to conduct such physical inventory, LICENSEE shall forfeit its right hereunder to dispose of such inventory. In addition to such forfeiture, NHLE shall have recourse to any and all other legal remedies available to it. Notwithstanding the foregoing, in the event that NHLE terminates this License Agreement pursuant to any of the provisions of this License Agreement, LICENSEE shall have no right to dispose of its inventory beyond the effective date of such termination and shall be subject to the payment of damages specified herein.

     14.  NOTICES.
          -------

          All notices which either party hereto is required or may desire to give to the other shall be given by addressing the same to the other at the address above written, or at such other address as may be designated in writing or by telefax message by any such party in a notice to the other given in the manner prescribed in this paragraph. All such notices shall be sufficiently given when the same shall be received by telefax message, or after such notice is deposited so addressed, postage prepaid, in the United States or Canadian mail, and/or when the same shall have been delivered, so addressed, to a telegraph or cable company toll prepaid. The date of actual receipt of such telefax message, mail or telegraphing shall be the date such notice shall be deemed to be effective.

     15.  NO PARTNERSHIP OR JOINT VENTURE ETC.
          -----------------------------------

          This License Agreement does not constitute and shall not be construed as constituting a partnership, joint venture or agency between LICENSEE and any of NHLE, NHL and/or its Member Teams. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third persons.

     16.  CONSTRUCTION.
          ------------

          This License Agreement shall be governed by and construed in accordance with the laws of the State of New York of the United States of America, without reference to the conflict of law provisions thereof.

     17.  WAIVER, MODIFICATION, ETC.
          -------------------------

          This License Agreement represents the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all previous representations, understandings or agreements between the parties hereto. No waiver, modification or cancellation of any term or condition of this License Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any act other than those specifically referred to therein. NHLE makes no warranties to the LICENSEE except those specifically expressed on the first page hereof.

     18.  NO ENDORSEMENT BY PLAYERS.
          -------------------------

          This License Agreement does not carry with it any right to use the name, likeness, reputation, goodwill, persona, or any other aspect of the right of privacy, personality or publicity of any individual hockey player. LICENSEE shall not exercise the rights granted hereunder in any manner that will constitute an endorsement of a Licensed Product by, or an exploitation of, any individual player without the specific consent of the player; any necessary consent by the player's Member Team is considered to be given pursuant to this Agreement, unless LICENSEE is notified otherwise.

     19.  ARBITRATION.
          -----------

          (a) Any dispute or disagreement between the parties hereto seeking to enjoin or restrain LICENSEE's sale or distribution of the Licensed Products or of any other Products or merchandise bearing NHL Marks or any copy or simulation thereof, or otherwise to use the NHL Marks, may be determined in any forum of NHLE's choosing in the State of New York or Texas, and LICENSEE hereby consents to venue and personal jurisdiction in the Supreme Court of the State of New York or any United States District Court in the State of New York. In any such action, the forum may retain jurisdiction to award damages, profits, attorneys' fees or costs, as allowed by law in such matters.

          (b) Any other dispute or disagreement between the parties hereto arising out of or relating to this License Agreement shall be settled by binding arbitration in New York City under the rules then in effect of the American Arbitration Association, and judgment upon the award may be entered in the courts of the State of New York and also in any court having jurisdiction. Arbitration shall not preempt the seeking of relief provided by paragraph (a) hereof, and if relief is sought thereunder any Court in which such action is commenced, not any Arbitration panel, shall determine whether any particular matter is justiciable by the Court or only arbitrable.

     20.  ACCEPTANCE BY NHLE.
          ------------------

          This instrument, when signed by LICENSEE, shall be deemed an application for a license and not a binding agreement unless and until accepted by NHLE by signature of a duly authorized officer and the deliver of such a signed copy to LICENSEE. The receipt and/or deposit by NHLE of any check or other consideration given by LICENSEE and/or the delivery of any material by NHLE to LICENSEE shall not be deemed an acceptance by NHLE of this application. The foregoing shall apply to any documents relating to renewals or modifications hereof.

          IN WITNESS WHEREOF, the parties hereto have signed this License Agreement as of the day and year first above written.

NHL ENTERPRISES, INC.              PINNACLE BRANDS, INC.



By:    /s/ Steve Ryan                   By:   /s/ Jerry M. Meyer
   ------------------------------          ------------------------------

Name:  Steve Ryan                       Name:   Jerry M. Meyer
     ----------------------------            ----------------------------

Title:  President                       Title:  Chairman & CEO
      ---------------------------             ---------------------------

                                    EXHIBIT A
                                    ---------

                                 ________, 1993


NHL ENTERPRISES, INC.
1633 Broadway, 40th Floor
New York, New York  10019

Dear Sirs or Madams:

          Please be advised that we have been engaged by (LICENSEE), which has
entered into Retail License Agreement No. (     ) with you, as the manufacturer
in connection with the manufacture of the Licensed Product(s) (as defined in the aforesaid Retail License Agreement). We hereby acknowledge that we have received a copy of and are cognizant of the terms and conditions set forth in said Retail License Agreement and hereby agree to observe those provisions of said Retail License Agreement which are applicable to our function as manufacturer of the Licensed Product(s).

          We agree that we shall have no right to manufacture, sell or utilize Licensed Product(s) bearing the NHL Marks (as defined in said Retail License Agreement) except as manufacturer for (LICENSEE) and subject to the terms and conditions of said Retail License Agreement, and further agree not to utilize any of the Licensed Product(s) or NHL Marks to advertise, promote or publicize ourselves or such manufacture in any manner or form.

          We understand that our engagement as the manufacturer for (LICENSEE) subject to the terms and conditions of said Retail License Agreement, is subject to your written approval. We request, therefore, that you sign in the space below, thereby showing your acceptance of our engagement as aforesaid.

Very truly yours,
(MANUFACTURER)

By:_________________________

Name:_______________________

Title:______________________

ACCEPTED AND AGREED:

NHL ENTERPRISES, INC.

By:_________________________

Name: Fred Scalera
     -----------------------

Title: Vice President
      ----------------------

Date:_______________________

          We hereby confirm and agree that, notwithstanding the foregoing, we shall remain primarily liable to NHL Enterprises, Inc. for all obligations of Licensee under said Retail License Agreement, and shall not be relieved of any of such obligations, including obligations relating to quality control, the manufacture of the Licensed Product(s) and indemnification of NHL Enterprises, Inc. and certain other persons and entities identified in said Retail License Agreement.

(LICENSEE)

By:_________________________

Name:_______________________

Title:______________________

Date:_______________________